ANNALY CAPITAL MANAGEMENT, INC. AND SUBSIDIARIES

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-209447 and No. 333-200811  on Forms S-3, Registration Statements No. 333-169923 and No. 333-21140 on Form S-8 of our report dated February 23, 2017, with respect to the consolidated financial statements of Annaly Capital Management, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Annaly Capital Management, Inc. and Subsidiaries included in this Annual Report (Form 10-K) of Annaly Capital Management, Inc. and Subsidiaries for the year ended December 31, 2016.

/s/ Ernst and Young LLP
New York, NY
February 23, 2017